1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/apartment

November 17, 2010

Dear Shareholder:

We would like to take a few moments to share with you the recent changes that have taken place with Grubb & Ellis Apartment REIT. In our latest press releases, we informed the public of the changes we are making in relation to our advisor and managing broker dealer. We are excited about these new developments, described below, and strongly believe they will help us better align management’s interests with those of our shareholders.

First, the advisory agreement with Grubb & Ellis will be terminated effective December 31, 2010. This decision enables us to reduce the fees charged to the Company by internalizing certain management functions. Through the purchase of Mission Residential Management, which we completed on November 5, 2010, the Company has internalized property management responsibilities. Mission gives us the platform to self-manage our owned properties at a lower cost than that currently being paid to our advisor. This cost savings should improve bottom line income and enhance shareholder value. It is our plan to integrate our 3,973 units currently being managed by our advisor into the Mission management organization as of January 1, 2011.

Second, as an interim step to the Company’s move towards becoming a fully self-managed entity, we will enter into a new advisory agreement with an advisor entity to be owned by American Realty Capital, an unaffiliated entity, and ROC REIT Advisors, LLC. The new advisory agreement will become effective immediately following the termination of our current advisory agreement with Grubb & Ellis on December 31, 2010. ROC REIT Advisors, LLC has been a partner in the advisor since the inception of the Company and will be the managing member for the new advisor.

Third, we have made a decision to use a new dealer manager, Realty Capital Securities, which is an affiliate of American Realty Capital. Although there are a number of conditions to the effectiveness of the new dealer manager agreement, including regulatory approvals, we intend for the new agreement to become effective with the transition to our new advisor at year end. Realty Capital Securities is a successful multi-product distribution platform dedicated to the direct investment channel.

The single greatest challenge since launching our IPO has been raising money. We believe that changing broker dealers will allow us to raise additional capital so we may successfully execute our long-term business strategy. RCS is a leader in the non-traded REIT industry in capital raised. Through Realty Capital Securities’ marketing efforts, we believe we will see a sales increase in the Company’s stock. Grubb & Ellis Apartment REIT has had an excellent relationship with Grubb & Ellis and its affiliates since inception. We are confident that Grubb & Ellis will work through this transition in the same professional manner that has made them an industry leader.

Fourth, in conjunction with the new direction the Company is taking, we will be changing the REIT’s name to “Apartment Trust of America.” The name change is required as a result of the termination of our relationship with Grubb & Ellis and is in keeping with the Company’s objective of becoming a fully independent operating company and is more descriptive of our Company’s objective to own quality apartment properties in growth markets across America. We plan for the name change to take effect with the change in the advisor and the dealer manager.

Finally, we continue to be a viable and expanding Company. We currently own almost 4,000 apartment units in growth areas across the southern United States purchased at a cost of approximately $378 million. We have purchased a management company to allow us to manage our assets at a lower cost, and we have aligned with a new advisor and broker dealer to manage your assets more effectively and cost efficiently, and to raise additional capital. A prudent investment strategy, favorable acquisition environment, and “best practices” adoption presents us with the opportunity to not only maximize long-term performance, but to continue to focus on doing what is right for our shareholders. The changes the Company is making are designed to enable it to execute its business plan and further our primary objective of enhancing shareholder value. Thank you for your continuing support.

Kind regards,

Jay Olander
Chairman, Chief Executive Officer and Chief Financial Officer

This letter to stockholders contains certain forward-looking statements with respect to the internalization of property management and other management functions and the effects thereof; entering into a new advisory agreement and a new dealer manager agreement; our ability to raise additional capital; our name change; our ability to lower costs; the execution of our business plan; and our performance.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the risk factors as outlined in the company’s prospectus, as amended or supplemented from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.